Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Energy Transfer Partners, L.P. of our report dated February 24, 2012 relating to the consolidated financial statements of Southern Union Company, which appear in the Current Report on Form 8-K filed by Energy Transfer Equity, L.P. on June 6, 2012. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 17, 2012